Exhibit 99.1

Quince Therapeutics Reports Second Quarter 2026 Financial Results and Corporate Update

Completed acquisition of Orphai Therapeutics, adding LAM-001, an inhaled formulation of rapamycin for the treatment of multiple serious, underserved pulmonary diseases, to pipeline

LAM-001 Phase 2b data in PH-ILD anticipated in the first quarter of 2028; Phase 2 data in BOS anticipated in the first quarter of 2027

Closed private placement financing, receiving $115 million in upfront gross proceeds, with potential for up to an additional $83 million upon exercise of warrants (including warrants issued to former Orphai stockholders)

Cash and cash equivalents of $116 million as of June 30, 2026, expected to fund operations through the end of 2028

South San Francisco, CA, August 14, 2026 – Quince Therapeutics, Inc. (Nasdaq: QNCX), a clinical stage biopharmaceutical company focused on the development of novel, disease modifying therapies for serious underserved diseases, today provided a business update and reported financial results for the second quarter ended June 30, 2026.

“This was a transformational quarter for the company with a renewed focus on a differentiated, late-stage pulmonary pipeline anchored by LAM-001 as well as a strengthened balance sheet to support our development plans,” said Dr. Brigette Roberts, former CEO of Orphai Therapeutics and Chief Corporate Affairs Officer of Quince Therapeutics. “We are pleased to have initiated the Phase 2b trial of LAM-001 for the treatment of pulmonary hypertension associated with interstitial lung disease (PH-ILD), and look forward to releasing top line bronchiolitis obliterans syndrome post lung transplant (BOS) data in the first quarter of next year. Inhibition of the mTOR pathway via LAM-001 has the potential to offer PH-ILD and BOS patients a new treatment option that is designed to target and potentially reverse key elements of the underlying pathophysiology of these devastating diseases.”

Second Quarter and Recent Business Highlights

•

Completed Orphai acquisition and closed a concurrent $115 million private placement financing. On May 18, 2026, Quince completed a stock-for-stock merger to acquire Orphai, a clinical-stage biotechnology company, bringing Orphai’s lead program, LAM-001, an inhaled formulation of rapamycin (an mTOR inhibitor), into the pipeline. LAM-001 is being developed for the treatment of serious, underserved pulmonary diseases, including PH-ILD, BOS, and sarcoidosis-associated pulmonary hypertension (SAPH).

Concurrent with the acquisition, Quince entered into a definitive agreement for a private placement financing with gross upfront proceeds of $115 million, yielding net proceeds of $103.6 million after deducting placement agent and other offering expenses of $11.4 million, for the purchase of shares of Series C non-voting convertible preferred stock and up to an additional $83 million upon the exercise of warrants (including warrants issued to former Orphai stockholders).

•

Advancing the LAM-001 clinical program. Clinical sites have been activated and the company is actively screening subjects for its Phase 2b trial of LAM-001 in PH-ILD. Topline data is anticipated in the first quarter of 2028. The company also continues to expect data from the Phase 2 trial of LAM-001 in BOS in the first quarter of 2027. The Phase 2 trial of LAM-001 in SAPH is anticipated to begin in late 2026, with data expected in the fourth quarter of 2028.

•

Presented new LAM-001 Phase 2a data at the American Thoracic Society (ATS) Conference. Data from the Phase 2a trial of LAM-001 in 10 adult patients with PAH and PH-ILD demonstrated clinically meaningful improvement across functional, hemodynamic, and biomarker measures of disease. A mean improvement in six-minute walk distance (6MWD) of 67.4 meters and a mean reduction in pulmonary vascular resistance (PVR) (supine) of 33.9% at 24 weeks were seen in PH-ILD patients. A mean 6MWD improvement of 81.3 meters and a mean reduction in PVR (supine) of 28.1% were seen in the combined evaluable population of PAH and PH-ILD patients.The drug was generally well tolerated in both populations.

•

Formed Scientific Advisory Board (SAB). Appointed five internationally recognized experts in pulmonary medicine to an SAB – Dr. Paul Yu, Dr. Aaron Waxman, Dr. Steven Nathan, Dr. Steve Hays, and Dr. Robert Baughman – who Quince believes will be instrumental in helping to progress the development of LAM-001 across multiple pulmonary indications.

Second Quarter 2026 Financial Results

Cash position: Cash and cash equivalents were $116 million as of June 30, 2026, which reflects the $103.6 million in net upfront proceeds from the private placement. The Company expects that its cash position will be sufficient to fund operations through the end of 2028.

Research and development (R&D) expense: R&D expense for the three months ended June 30, 2026 was $5.5 million, compared to $6.6 million for the three months ended June 30, 2025. The decrease in R&D expense is primarily due to the decrease in the eDSP program costs due to the wind down of the program. LAM-001 costs increased $0.8 million as a result of study start-up costs.

General and administrative (G&A) expense: G&A expense for the three months ended June 30, 2026 was $16.6 million, compared to $3.3 million for the three months ended June 30, 2025. The increase in G&A expense is due to $9.1 million in non-cash stock based compensation due to a one-time charge due to the assumption of historical options upon the closing of the acquisition and an increase of $4.4 million in professional fees due to the Quince restructuring prior to the completion of the acquisition.

Net loss: Quince reported a net loss of $75.5 million, or net loss per share of $12.31 per basic and diluted share, for the three months ended June 30, 2026, compared to a net loss of $16.0 million, or net loss per share of $68.75 per basic and diluted share for the three months ended June 30, 2025.

Shares outstanding: 978,022 shares of common stock were outstanding as of June 30, 2026.

On April 10, 2026, Quince effected a reverse stock split of all shares of its issued and outstanding common stock at a ratio of 1-for-10. On June 29, 2026, Quince effected a reverse stock split of all shares of its issued and outstanding common stock at a ratio of 1-for-20. All issued and outstanding shares of common stock and share-based awards’ exercise prices and per share data herein have been adjusted, on a retrospective basis, to reflect the reverse stock splits. The number of authorized shares and par value of the common stock were not adjusted because of the reverse stock splits.

About LAM-001

LAM-001 is a proprietary, investigational, once-daily inhaled formulation of rapamycin, also known as sirolimus. LAM-001’s potential as a disease-modifying agent in PH stems from its ability to inhibit mTOR-mediated pulmonary arterial smooth muscle cell proliferation, to limit endothelial cell dysfunction, and to suppress inflammatory signaling, leading to improvement in pulmonary vascular remodeling. The mTOR pathway has been shown to be activated in pulmonary arteries of patients with PH, and mTOR inhibition with rapamycin has been shown to reverse smooth muscle cell hyperproliferation and to attenuate pulmonary vascular remodeling and cardiopulmonary dysfunction in multiple published nonclinical models. Additionally, in published non-clinical studies, hyperactive mTOR signaling has been shown to promote fibroblast activation, myofibroblast differentiation, and extracellular matrix deposition in injured or inflamed lung tissue, and mTOR inhibition has been shown to exert direct antifibrotic activity, suppressing profibrotic cytokine signaling, reducing collagen accumulation, and attenuating parenchymal fibrosis. These effects are particularly relevant in PH-ILD, where vascular remodeling and progressive fibrosis evolve in parallel and amplify pulmonary vascular load. LAM-001 is designed to enhance pulmonary delivery and to reduce systemic exposure of rapamycin, offering a promising, potentially disease-modifying, therapy for multiple pulmonary diseases.

LAM-001 is currently being studied in multiple indications including PH-ILD, a serious and progressive condition affecting an estimated 200,000 patients between the U.S. and Europe. Based on compelling Phase 2a data presented at the American Thoracic Society (ATS) in May 2026, the company has advanced LAM-001 into a Phase 2b PH-ILD trial and data is anticipated in the first quarter of 2028. LAM-001 is also being evaluated in a Phase 2 study in bronchiolitis obliterans syndrome post lung transplant (BOS), a serious complication with an estimated prevalence of ~30K patients between the U.S. and Europe by 2032. The trial is fully enrolled, and data is anticipated in the first quarter of 2027. In late 2026, the company also plans to initiate a Phase 2 study of LAM-001 in sarcoidosis-associated pulmonary hypertension (SAPH), a severe complication of pulmonary sarcoidosis with no approved therapy, that affects an estimated ~60K patients in the U.S. and Europe.

About Quince Therapeutics, Inc.

Quince Therapeutics, Inc. is committed to transforming the lives of patients facing serious, underserved diseases by developing disease-modifying therapies to treat their conditions. The company is currently developing LAM-001 for the treatment of PH-ILD, BOS, and SAPH. A Phase 2a study in PH patients has been completed, a Phase 2 clinical study in BOS patients is ongoing, a Phase 2b study in PH-ILD is ongoing, and a Phase 2 study in SAPH is anticipated to begin in late 2026. By pioneering innovative approaches, the company aims to offer new hope and improved quality of life to patients worldwide.

Forward-Looking Statements

Statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. All statements, other than statements of historical facts, may be forward-looking statements. Forward-looking statements contained in this news release may be identified by the use of words such as “believe,” “may,” “should,” “expect,” “anticipate,” “plan,” “believe,” “estimated,” “potential,” “intend,” “will,” “can,” “seek,” or other similar words. Examples of forward-looking statements include, among others, statements relating to the design and potential benefits of LAM-001, including as a disease-modifying therapy for pulmonary disease; anticipated regulatory and development processes and timelines, including the expected timing to initiate the planned Phase 2 trial of LAM-001 in SAPH, the expected timing for data readouts from the ongoing Phase 2 trial of LAM-001 in BOS and the ongoing Phase 2b trial of LAM-001 in PH-ILD; the Phase 2a data of LAM-001 in PAH and PH-ILD supporting continued development of LAM-001 in PH-ILD and the potential benefit across exercise capacity, pulmonary hemodynamics, cardiac stress and lung function; observed improvements in 6MWD and PVR in the Phase 2a trial potentially suggesting broader effects on cardiopulmonary physiology; the estimated patient populations in the U.S. and Europe for PH-ILD, BOS and SAPH; the potential advantages of mTOR inhibitors in PH-ILD, BOS and SAPH; and the company’s anticipated cash runway. Forward-looking statements are based on Quince’s current expectations and are subject to inherent uncertainties, risks, and assumptions that are difficult to predict and could cause actual results to differ materially from what the company expects. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, but are not limited to: clinical results may not be indicative of results that may be observed in the future, including in larger populations; potential safety and other complications related to LAM-001; the ability to obtain and maintain regulatory approval; competition in the company’s industry; the scope, progress and expansion of developing LAM-001; the size and growth of the market(s) therefor and the rate and degree of market acceptance thereof vis-à-vis alternative therapies; the company’s ability to attract or retain key management, members of the board of directors and other personnel; the company’s ability to fund its operations and clinical development plans, including its anticipated cash runway; the impacts of general macroeconomic and geopolitical conditions on the company’s business and financial position; and other risks and uncertainties described in the section titled “Risk Factors” in the company’s Amendment No. 2 to its Current Report on Form 8-K filed with the Securities and Exchange Commission (SEC) on July 30, 2026 and other reports as filed with the SEC. Forward-looking statements contained in this news release are made as of this date, and Quince undertakes no duty to update such information except as required under applicable law.

	Three Months Ended March 31,		Six Months Ended June 30,
	2026	2025	2026	2025
Operating expenses:
Research and development	5,461	6,553	12,306	14,698
Acquired in-process research and development	59,000	—	59,000	—
General and administrative	16,626	3,342	20,893	8,131
Gain on Orphai Acquisition	(1,305)	—	(1,305)	—
Intangible asset impairment charge	—	—	67,808	—
Fair value adjustment for contingent consideration	—	532	(64,330)	2,456

Total operating expenses	79,782	10,427	94,372	25,285

Loss from operations	(79,782)	(10,427)	(94,372)	(25,285)
Fair value adjustment for debt	—	(501)	12,168	(945)
Fair value adjustment for warrants	4,507	(4,464)	35,623	(4,464)
Warrant issuance costs	(874)	(872)	(874)	(872)
Interest income	584	311	744	717
Other income (expense), net	152	(29)	1,871	(116)

Net income (loss) before income tax expense	(75,413)	(15,982)	(44,840)	(30,965)

Income tax benefit (expense)	(75)	(67)	5,264	(114)

Net loss	$(75,488)	$(16,049)	$(39,576)	$(31,079)

Net loss per share - basic and diluted (1)	$(12.31)	$(68.75)	$(12.01)	$(137.17)

Weighted-average common shares outstanding - basic and diluted (1)	6,132,845	233,431	3,295,727	226,571

	June 30, 2026	December 31, 2025
Cash, cash equivalents, and investments	$115,981	$17,752
Total assets	123,995	93,523
Total liabilities	15,508	129,237
Series C Redeemable Convertible Preferred Stock	143,811	—
Total stockholders’ equity (deficit)	(35,324)	(35,714)

(1)

Adjusted prior period net loss per share and weighted average of common shares outstanding to reflect the 1-for-10 reverse stock split effected on April 10, 2026 and the 1-for-20 reverse stock split effected on June 29, 2026

Contacts

Corey Davis, Ph.D.

LifeSci Advisors, LLC

cdavis@lifesciadvisors.com

212-915-2577